Exhibit 99.1
NYSE Amex Equities Exchange Symbol - UEC
FOR IMMEDIATE RELEASE	June 02, 2010

Uranium Energy Corp Acquires Historic Drill Results for Seager-Salvo Project in South Texas

Corpus Christi, TX, June 02, 2010 - Uranium Energy Corp (NYSE-AMEX: UEC, the "Company") is pleased to announce that the Company has acquired the full database of historic drill results for the Company's 100%-controlled Seager-Salvo in-situ recovery uranium project in Bee County Texas.

The Seager-Salvo project is one of the more prospective exploration lease holdings acquired by the Company with its purchase of the South Texas Mining Venture in December 2009, which included the fully licensed Hobson plant and the Palangana in-situ recovery uranium project. The lease covers approximately 1,500 contiguous acres, and was initially established in the early 1980s by Nufuels Corporation, Mobil Oil's uranium division, and subsequently acquired and further developed by Uranium Resources Inc. (URI).

An historic uranium resource of approximately 1.5 million pounds of U3O8 was developed by URI. The historic resource is based on 433 holes drilled and logged by Nufuels and URI, and complimented by Princeton Gamma Tech (PGT) direct uranium assay logging. The historical resource estimate was completed prior to the implementation of NI 43-101 reporting standards. However, given the quality of the historic work, the Company believes the resource estimate could be relevant.  A qualified person has not completed sufficient work to classify the historic mineral resources as current mineral resources, and the estimate should not be relied upon.

Amir Adnani, President and CEO, stated, "Seager-Salvo fits well with the Company's existing near-term production portfolio in South Texas. This property will enhance our regional operating strategy whereby multiple satellite projects can be advanced to production with final processing at the Company's Hobson central processing plant. Our objective is to continue to expand this pipeline of prospective satellite projects through additional acquisitions and development of our current properties."

The historic resource is located in multiple roll fronts occurring in "stacked" sands in the Goliad Formation. The Company's U3O8 resources at both Goliad and Palangana are also in the Goliad Formation. The Seager-Salvo project is located approximately 70 miles from the Company's Hobson processing facility and could become an efficient satellite project, along with the Company's Palangana, Goliad and Nichols in-situ recovery projects.

The database that was purchased consists of 433 gamma ray/resistivity and lithology logs, PGT logs and drill plan maps. Company geologists are currently evaluating the data. Management's near-term plan for the Seager-Salvo project is to perform a confirmation drill program and to get an NI 43-101 Technical Report prepared.

The technical information in this news release has been reported in accordance with the Canadian regulatory requirements set out in National Instrument 43-101 and has been reviewed by Clyde L. Yancey, P.G., Vice President of Exploration for Uranium Energy Corporation, a qualified person under NI 43-101.

About Uranium Energy Corp

Uranium Energy Corp. (NYSE-AMEX: UEC) is a U.S.-based exploration and development company with the objective of near-term uranium production in the U.S.  The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including the fully-permitted Palangana in-situ recovery project, and the Goliad in-situ recovery project which is in the final stages of mine permitting for production.  The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact North America: Investor Relations, Uranium Energy Corp:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE-AMEX: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.

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